Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2009 Stock Plan, the 2017 Equity Incentive Plan, and the 2017 Employee Stock Purchase Plan of Okta, Inc. of our report dated March 19, 2017, with respect to the consolidated financial statements of Okta, Inc. for the year ended January 31, 2017 included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-216654) and related Prospectus of Okta, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Francisco, California

April 6, 2017